Exhibit 10.2

2100 McKinney Avenue

Suite 900

Dallas, TX  75201

214-863-3195 Tel

Bob.sulentic@cbre.com

www.cbre.com

Robert E. Sulentic

President & CEO

CBRE, Inc.

April 4, 2019

Leah Stearns

[XXXXXXXXXXX]

[XXXXXXXXXXX]

[XXXXXXXXXXX]

Dear Leah:

We are excited that you will be joining CBRE!  We hope you will find your new position to be a challenging and rewarding experience.  This letter serves to confirm the full and complete terms of our employment offer.

Position and Estimated Start Date

Chief Financial Officer.  You will join as Chief Financial Officer effective on or about May 15, 2019.

Location

This position will be based in Dallas, Texas.  You will move your primary residence and relocate your family to Dallas during the summer of 2019 and, until you relocate, you will regularly commute to Dallas. CBRE will reimburse you for reasonable and customary closing costs on the sale of your home in Boston and the purchase of your home in Dallas.  You will be eligible for other relocation benefits generally provided to executives under CBRE’s policies.

Reports To

This position reports to CBRE’s Chief Executive Officer.

Strategic Performance Priorities

Your strategic performance priorities for the 2019 performance year are set forth in Appendix A.

Base Salary

Annual salary of $700,000, paid bi-weekly.

Annual Bonus Eligibility

You will be eligible for a discretionary bonus award under the terms of the Company’s Executive Bonus Plan (“EBP”), a copy of which has been provided to you.  You will have a target annual bonus of $1,000,000. Actual awards under the EBP may range from 0% to 200% of target, depending on Company and individual performance and in all cases, are paid at the sole discretion of the Company.   With respect to the 2019 performance year only, your annual bonus award will be pro-rated based on your start date, but will be no less than 100% of the pro-rated target.  As stated in the EBP, an express condition of earning or vesting in this bonus is your continued employment through the date bonuses are paid.  Should your employment terminate prior to the date on which bonuses are paid, no bonus will have been earned or vested and none will be payable, except as may be provided in the EBP.  The bonus payment date is normally on or before March 15 of the succeeding year, but the Company reserves the right to change this date as it deems appropriate.

Annual Equity

You will be eligible to be considered for CBRE’s broad-based equity incentive program in the same manner and under the same conditions set by CBRE for other similarly situated executives.  All grants are subject to the approval of the Compensation Committee of CBRE’s Board of Directors each year prior to making the grant.  The specific form of the grant (e.g., restricted stock units), the number of units and vesting period/conditions are determined at the sole discretion of CBRE at the time of the grant, and are subject to the terms of the Company’s Equity Incentive Plan. For calendar year 2019 and thereafter in the discretion of the Company, you will be recommended to the Compensation Committee for an equity award with a grant date value of $2,200,000.  For 2019, the grant date value of your award will be prorated for your start date with the Company.  This grant will be made as soon as practical after your start date.

Strategic Equity Award

Upon your arrival, or as soon as practical thereafter, you will receive an equity grant with a grant date value of $3,000,000, subject to the terms of the “Special Grant” received by senior officers of the Company in December 2017.  Under the terms of this grant, subject to your continued employment at the time of vesting:

•	1/3 of the Strategic Equity Grant is based on a cliff vest at the end of 2023 (time-based vesting).
•

1/3 of the Strategic Equity Grant is based upon the extent to which the Company’s cumulative EPS growth rate compares to the cumulative EPS growth rate of the S&P 500 over a six-year measurement period ending December 31, 2023; vesting would occur as soon as practical after payout results are certified. The number of shares that will actually vest under this portion of the grant may range from 0% to 175% of target based on performance.

•

1/3 of the Strategic Equity Grant is based upon the extent to which the Company’s total shareholder returns compares to the total shareholder returns of the S&P 500 over a six-year measurement period ending December 1, 2023; vesting would occur as soon as practical after payout results are certified. The number of shares that will actually vest under this portion of the grant may range from 0% to 175% of target based on performance.

In connection with and as a condition to receiving the Strategic Equity Grant, you will be required to execute a Restrictive Covenants Agreement in generally the same form as other executives receiving similar grants.  These covenants include a 12-month post-employment non-compete and 12-month non-solicitation covenants regarding the Company’s employees and clients.

Transition Equity Award

As soon as practical after your arrival at the Company, you will receive an award of restricted stock units with a grant date value of approximately $2,000,000, which units will vest in equal installments of 25% on each of the first four anniversaries of the grant date subject to your continued employment.  This grant will be further subject to the terms and conditions set forth in the Company’s Equity Incentive Plan and the equity award.

Cash Transition Bonus

As soon as practical following your relocation to Dallas, you will receive a one-time Cash Transition Bonus of $1,000,000 (net of applicable withholding).  You expressly agree and acknowledge that you will be required to repay 100% of the Cash Transition Bonus paid to you if you resign from the Company or are terminated for cause (as defined in the Company’s severance plan for similarly situated executives) prior to the fourth anniversary of your start date.

Benefits for Full-Time Employees

Eligibility in the corporate welfare benefits package, which includes medical, dental, vision, disability, health care and dependent care reimbursement accounts, life and AD&D insurance, commences on the first day of the month coinciding with or following your date of hire (those who begin employment on the first day of the month, become eligible that same day).  You must make your plan elections within 30 calendar days from date of hire.  Otherwise, you will only be covered under the company-paid benefit plans for which you are eligible and you will not have another opportunity to enroll in the plans until the annual open enrollment in November, which becomes effective January 1.  Eligibility for the CBRE 401(k) Plan is effective beginning on your date of hire.  However, your active participation in the Plan begins with the first pay period after you contact Fidelity, the record keeper for the CBRE 401(k) Plan, to designate your contribution percentage and make your investment selections.  It may take up to seven business days to transmit your data and establish your eligibility record in Fidelity’s system.

HCE Benefits

As outlined by Company policy, salaried exempt employees earning a base salary of $100,000.00 or more are considered to be participants of our “Highly Compensated Employee” (HCE) program.  As a participant, you are eligible to take unlimited Paid Time Off (PTO) subject to prior authorization of your manager and so long as you are performing satisfactorily and meeting your performance priorities.  In addition to the HCE PTO benefit, employees within the HCE Program are entitled to severance and enhanced Leave of Absence benefits.

Contingencies

This offer and your continued employment are contingent upon completion of an employment application and satisfactory results of a background check at the company’s expense.  This includes, but is not limited to, a satisfactory criminal record check.  This offer is also contingent upon our verification of your eligibility for employment in the United States as required by Federal law. After this signed offer letter is on file, you will receive an e-mail containing instructions on how to sign-in and complete Section 1 of your electronic I-9 Form using e-Verify. Please contact Darcy Mackay at [XXX.XXX.XXX] for assistance with meeting these conditions.

Confidentiality

The protection of confidential information and trade secrets is essential for CBRE, its companies and employees’ future security.  To protect such information, you may not disclose any Trade Secrets or Confidential Information (defined further in CBRE’s policies).  You are subject to the Company’s Confidentiality Policy even after employment with the Company terminates. Under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made:  (a) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (b) to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Non-Solicitation

In order to preserve the confidentiality of the information referred to in the preceding paragraph, and to protect CBRE’s proprietary interest in its trade secrets, you agree that for a period of one year following the termination of employment with CBRE, (i) you will not solicit, on your own behalf or on behalf of any other person, firm, company or corporation, any of CBRE’s clients or prospective or potential clients whom you dealt or became acquainted while you were employed with CBRE, and (ii) you will not solicit for employment, on your own behalf or on behalf of any other person, firm, company or corporation, any of CBRE's salespeople or employees whom you became acquainted with while you were employed by CBRE.

Your employment and this Non-Solicitation section shall be interpreted under and enforced pursuant to the laws of the State of Texas. You agree that you have been given sufficient time to seek, been represented by, and relied upon independent counsel to advise you on your obligations contained in this section, and specifically, you have been represented by counsel with respect to your non-solicitation obligations and the choice of Texas law.

Work Product

CBRE will exclusively own all work product that is made by you solely or jointly with others within the scope of your employment with CBRE, and you hereby irrevocably and unconditionally assign to CBRE all right, title, and interest worldwide in and to such work product.  You understand and agree that you have no right to publish on, submit for publishing, or use for any publication any work product protected by this paragraph, except as necessary to perform services for CBRE.

Former Employer Information

You agree that you will not, during your employment with the Company, improperly use or disclose, or induce the Company to use, any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that you will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.  You will comply with and honor all lawful and enforceable agreements and other legal obligations that you have with your current or former employer(s).  This could include any confidentiality, non-solicit or non-competition agreements that could restrict your ability to conduct business for a new employer, such as CBRE.  Attached as Appendix B is a true, accurate and complete photocopy any such agreement(s). If Appendix B is blank, you hereby represent and warrant to the Company that you are not subject to any such agreements.

Mutual Arbitration

Pursuant to the Federal Arbitration Act, in the event of any dispute or claim between you and CBRE (including all of its employees, agents, subsidiary and affiliated entities, benefit plans, benefit plans’ sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them), we jointly agree to submit all such disputes or claims to confidential binding arbitration and waive any right to a jury trial.  The claims and disputes subject to arbitration include all claims arising from or related to your employment or the termination of your employment including, but not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for misappropriation of trade secrets or unfair competition; claims for discrimination, harassment or retaliation (including, but not limited to, race, sex, religion, national origin, age, marital status, or medical condition or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or governmental law, statute, regulation, or ordinance.

All claims or disputes subject to arbitration, other than claims seeking to enforce rights under Section 7 of the National Labor Relations Act, must be brought in the party’s individual capacity, and not as a plaintiff or class member in any class, collective, or representative action.  Any disputes concerning the validity of this multi-plaintiff, class, collective, and representative action waiver will be decided by a court of competent jurisdiction, not by the arbitrator. In the event a court determines this waiver is unenforceable with respect to any claim, then this waiver shall not apply to that claim.

The arbitration (i) shall be conducted pursuant to JAMS Employment Arbitration Rules & Procedures, which rules are incorporated by reference and may be accessed directly through JAMS or its website and; (ii) shall be heard before a retired State or Federal judge in the county containing the Company’s office in which you were last employed, unless the parties agree otherwise.  The Company shall pay for all fees and costs of the Arbitrator;

however, each party shall pay for its own costs and attorneys’ fees, if any, except as otherwise required by law.

Notwithstanding the foregoing, without waiving the right to arbitration, any party may seek provisional relief from a court, to the extent provided by applicable federal or state law, upon the ground that the award to which the party may be entitled may be rendered ineffectual without provisional relief. Moreover, this arbitration provision does not preclude the parties from filing charges or participating in any investigation before a federal, state, local or other governmental agency.

At Will Employer

CBRE is an "at will" employer which means that either you or CBRE may terminate your employment at any time with or without notice or cause.

All references in this letter to “the Company”, “we,” “us,” or “our” (or words of similar connotation) are references to CBRE.

On behalf of all of us at CBRE, we are excited that you will join us and we hope that you find your association with our Company to be challenging and fulfilling in every respect.

If you have any questions or if I can provide you with further information, please do not hesitate to contact me.

Sincerely,

/s/ Robert E. Sulentic

Robert E. Sulentic

Chief Executive Officer

ACCEPTED:

/s/ Leah Stearns                                    4/5/19

________________________________________________

Leah StearnsDate

APPENDIX A

2019 Strategic Priorities

[Omitted]

APPENDIX B

Agreements with Other Employers

N/A